Exhibit 10

Joe W. Laymon
Vice President, Corporate Human Resources

October 9, 2002

To:	Board of Directors

Subject:	Proposal to Amend the Benefit Equalization Plan

It is proposed that the Benefit Equalization Plan (BEP) be amended to:
•	Provide certain named Company officers an equalization (or top-up) benefit to General Retirement Plan (GRP) contributory levels during periods they are active employees of the Company and are not paid cash salary.

•	Clarify that the partial vesting requirement under the GRP, as a result of a Section 420 asset transfer, does not extend to a participant’s unvested GRP-related BEP benefit.

The BEP is an unfunded and nonqualified benefit plan which in part preserves certain benefits which cannot be provided under the tax-qualified GRP because of certain limitations imposed by the Internal Revenue Code.

Equalization Benefit to GRP Contributory Levels for Certain Named Officers

It is proposed that effective November 1, 2001 the BEP be amended to provide that certain named Company officers who are eligible to participate in the GRP only on a non-contributory basis (because they are an active employee but receive no cash salary) accrue an equalization benefit under the BEP. The BEP equalization benefit for such periods would provide, in combination with the GRP non-contributory benefit, an amount equal to the amount the executive would have been eligible to receive under the GRP using the notional base annual salary, i.e., the salary paid in the form of options or restricted stock (on file with the Manager, Corporate and Executive Personnel, Corporate HR Staff), and as if he/she had been a contributing member during such period. No employee contributions to the BEP will be required. All other BEP eligibility rules and plan provisions would continue to apply. A listing of named officers is provided on Exhibit I.

Vesting of GRP Benefits Following an Asset Transfer To Fund Retiree Healthcare Does Not Apply to GRP-related BEP Benefits

During December 2001, the Company transferred a portion of surplus GRP assets (referred to as a Section 420 transfer) to a special account used to reimburse the Company for retiree health care benefits of GRP participants paid during CY 2001. As a result of such transfers, tax-qualified plans such as the GRP are required to vest immediately the accrued benefit for all non-vested participating employees (i.e., under 5 years service) who were a member of the plan on the date of transfer and for those who separated employment in the 12 months prior to the transfer date. There is no requirement that associated nonqualified plans such as the BEP vest the benefit accrued to-date under that plan.

For clarification purposes, it is proposed that the BEP be amended retroactively to December 1, 2001 to provide that in the event the Company authorizes a Section 420 transfer from the GRP, participants’ accruals in the GRP-related BEP benefit will not be automatically vested solely by reason of the Section 420 transfer. The regular vesting requirement would continue to apply.

October 9, 2002

Exhibit I

Company Officers Eligible to Accrue a BEP Equalization Benefit
During Periods of Active Employment
When no Cash Salary Is Paid

Name	Minimum Monthly Benefits

(Company tax-qualified and non-qualified
pension plans)
William Clay Ford, Jr.	None
Carl E. Reichardt	$ 1,250